NEW IBERIA, LA – NYSE-MKT: TSH- Patrick Little, President and CEO of Teche Holding Company (the “Company”),  holding company for Teche Federal Bank, today reported on earnings for the Company for the quarter ended March 31, 2014, the second quarter of fiscal year 2014.

 Earnings for the quarter ended March 31, 2014 amounted to $1.1 million, or $0.51 per diluted share.  This is compared to $1.6 million, or $0.75 per diluted share, for the same quarter in fiscal 2013, a decrease of $0.24 per diluted share, or 32.0% compared to the prior year second quarter results.

Earnings for the six month period ended March 31, 2014 amounted to $3.5 million, or $1.65 per diluted share, compared to $4.6 million or $2.24 per diluted share, for the same period in fiscal 2013, a decrease of $0.59 per diluted share, or 26.3%.

The Company reported the following points of interest:

•
SmartGrowth Deposits increased 4.0% over the linked quarter-end while decreasing 0.3% compared to a year ago.   SmartGrowth Deposits amounted to 79.5% of total deposits at March 31, 2014, compared to 77.1% at December 31, 2013 and 79.0% a year ago.

•	Checking Account balances increased $14.0 million, or 5.5% compared to the linked quarter-end and 4.0% compared to March 31, 2013.
•	The average rate paid on all deposits was 0.39% for the quarter compared to 0.40% for the linked quarter and 0.45% for the same quarter in the prior fiscal year.
•	Quarterly operating revenue decreased to $11.7 million for the current quarter, as compared to $11.9 million in the linked quarter and increased from $11.3 million for the same period a year ago.
•	Tangible book value per share at March 31, 2014 increased to $42.39, an increase of 0.2%, or $0.10, compared to December 31, 2013 and 4.4%, or $1.77, year-over-year.
•	Net charge-offs for the quarter amounted to 0.02% of average loans.

Capital

Over the past twelve months, stockholders’ equity increased 7.5% to $93.1 million at March 31, 2014, while assets increased 0.4% to $863.7 million.  The tangible equity ratio at March 31, 2014 increased to 10.40%, compared to 9.69% a year ago.  Tangible book value per common share increased to a record $42.39, an increase of 4.4% compared to a year ago.  Risk-based capital remained strong at 14.75%, and the equity to assets ratio increased to 10.78% from 10.07% a year ago.

QUARTERLY COMPARISON	Mar '14	Dec '13	Sep '13	Jun '13	Mar '13
Stockholders' Equity (in millions)	$93.1	$91.7	$89.1	$86.7	$86.6
Ratio of Equity to Assets	10.78%	10.46%	10.40%	10.32%	10.07%
Basic Earnings Per Share	$0.52	$1.17	$1.05	$0.96	$0.76
Tangible Equity Ratio	10.40%	10.09%	10.01%	9.92%	9.69%
Total Risk-Based Capital Ratio	14.75%	14.34%	14.31%	14.31%	14.38%
Book Value Per Common Share	$44.12	$44.04	$43.47	$42.82	$42.40
Tangible Book Value Per Common Share	$42.39	$42.29	$41.68	$41.06	$40.62
Total Assets (in millions)	$863.7	$876.7	$856.7	$839.8	$860.3

Asset Quality

The following tables set forth asset quality ratios and allowance for loan loss activity for each of the past five quarters:

Net Charge offs, ALLL, NPAs QUARTERLY COMPARISON	Mar ‘14	Dec ‘13	Sep ‘13	Jun ‘13	Mar ‘13
Net Charge-offs/Average Loans	0.02%	0.02%	0.02%	0.01%	0.05%
ALLL*/NPLs	228.79%	229.00%	307.34%	158.84%	158.54%
ALLL*/NPAs	203.65%	200.43%	236.57%	132.76%	138.95%
ALLL*/Loans	1.07%	1.10%	1.15%	1.20%	1.26%
NPAs/Assets	0.43%	0.44%	0.39%	0.72%	0.68%
*ALLL figures include specific reserves

The following table sets forth the allowance for loan loss activity for each of the past five quarters.

Allowance for Loan Loss Provision & Charge-offs QUARTERLY COMPARISON (in 000's)	Mar ‘14	Dec ‘13	Sep '13	Jun '13	Mar '13
Beginning ALLL	$7,709	$7,868	$8,038	$8,135	$8,234
Provision for Loan Losses	0	0	0	0	250
Net Charge-offs	147	159	170	97	349
Ending ALLL	$7,562	$7,709	$7,868	$8,038	$8,135
Ending ALLL (net of specific reserves)	$7,424	$7,571	$7,730	$8,038	$8,135

The allowance for loan losses was 1.07% of total loans, or $7.6 million, at March 31, 2014 compared to 1.10% of total loans, or $7.7 million, at December 31, 2013 and 1.26% of total loans, or $8.1 million, at March 31, 2013.

           Net charge-offs for the quarter were $0.1 million, or 0.02% of average loans, compared to $0.3 million, or 0.05% of average loans, for the same period a year ago.  For the twelve months ended March 31, 2014, net charge offs were $0.6 million, or 0.08% of average loans, compared to $1.7 million, or 0.26% of loans, for the twelve months ended March 31, 2013.

Non-performing assets decreased slightly to $3.7 million, or 0.43% of total assets, at March 31, 2014 compared to $3.9 million, or 0.44% of total assets, at December 31, 2013 and $5.9 million, or 0.68% of total assets, a year ago.  The decrease from one year ago was primarily due to lower commercial loan delinquencies.

Revenue

Net Interest Income QUARTERLY COMPARISON (In 000’s)	Mar ‘14	Dec ‘13	Sep ‘13	Jun ‘13	Mar ‘13
Interest Income	$9,381	$9,475	$9,463	$9,392	$9,002
Interest Expense	1,505	1,582	1,591	1,630	1,697
Net Interest Income	$7,876	$7,893	$7,872	$7,762	$7,305

Net interest income remained relatively stable compared to the linked quarter while increasing $0.6 million from the same quarter last year.

Net Interest Margin and Spread QUARTERLY COMPARISON	Mar ‘14	Dec ‘13	Sep '13	Jun '13	Mar '13
Yield on Earning Assets	4.72%	4.80%	4.91%	4.85%	4.66%
Cost of Interest Bearing Liabilities	0.90%	0.96%	0.97%	1.00%	1.04%
Spread	3.81%	3.85%	3.93%	3.86%	3.62%
Net Interest Margin	3.96%	4.00%	4.08%	4.01%	3.78%

Net interest margin amounted to 3.96% for the three-month period ended March 31, 2014, compared to 3.78% for the three months ended March 31, 2013.  The increase was primarily due to lower rates on both deposits and FHLB advance rates.

Spread amounted to 3.81% for the three month period ended March 31, 2014, compared to 3.62% for the same period in the previous year.  Compared to the same quarter last year, the average yield on earning assets increased 6 basis points from 4.66% to 4.72%, while the average cost of funds decreased 14 basis points from 1.04% to 0.90%.

Operating Revenue

Operating revenue consisting of net interest income plus non-interest income amounted to $11.7 million for the quarter ended March 31, 2014, compared to $11.3 million for the same quarter in fiscal 2013. The table below reflects the Company’s operating revenues in millions over the past five quarters:

Operating Revenue QUARTERLY COMPARISON (in millions)	Mar ‘14	Dec ‘13	Sep '13	Jun '13	Mar '13
Net Interest Income	$7.9	$7.9	$7.9	$7.8	$7.3
Non Interest Income	3.8	4.0	4.1	3.9	4.0
Operating Revenue	$11.7	$11.9	$12.0	$11.7	$11.3

Non-Interest Income

Non-interest income was $3.8 million for the quarter ended March 31, 2014, as compared to $4.0 million in the linked quarter and $4.0 million for the same quarter in 2013.    Non-interest income amounted to 1.72% of average assets for the quarter ended March 31, 2014 compared to 1.86% for the linked quarter and 1.87% for the quarter ended March 31, 2013.

Non-Interest Income & Expense
QUARTERLY COMPARISON (in thousands)	Mar ‘14	Dec '13	Sep '13	Jun '13	Mar '13
Interchange fee Income	$872	$860	$907	$954	$839
Other Non-Interest Income	$2,898	$3,166	$3,247	$2,950	$3,132
Total Non-Interest Income	$3,770	$4,026	$4,154	$3,904	$3,971
Total Non-Interest Income/Avg. Assets	1.72%	1.86%	1.96%	1.84%	1.87%
Non-Interest Expense	$9,572	$8,450	$8,797	$8,737	$8,705
Non-Interest Expense/Avg. Assets	4.38%	3.90%	4.15%	4.11%	4.11%

Non-Interest Expense

For the quarter ended March 31, 2014, non-interest expense was $9.6 million, or 4.38% of average assets, compared to $8.5 million, or 3.90% of average assets, in the linked quarter, which was an increase of 13.3%, primarily due to increased legal expense of $947,000 related to the merger with IBERIABANK Corporation.  Compared to the same quarter in fiscal 2013, non-interest expense increased by $0.9 million, or 10.0%, from $8.7 million to $9.6 million, which was primarily due to legal expense.

Net Income and Dividends

On February 26, 2014, the Board of Directors declared a $0.38 per share quarterly dividend.  Based on the closing price of the Company’s common stock of $73.00 per share on February 26, 2014, the effective dividend yield was 2.1%.  During fiscal 2013, the Company declared dividends totaling $1.475 per share.

QUARTERLY COMPARISON	Mar ‘14	Dec ‘13	Sep '13	Jun '13	Mar '13
Dividends Declared Per Share	$0.38	$0.38	$0.375	$0.37	$0.00
Basic Earnings Per Common Share	$0.52	$1.17	$1.05	$0.96	$0.76
Diluted Earnings Per Common Share	$0.51	$1.15	$1.03	$0.95	$0.75

Loans

QUARTERLY COMPARISON (in millions)	Mar ‘14	Dec ‘13	Sep '13	Jun '13	Mar'13
SmartGrowth Loans
Consumer	$137.1	$134.1	$129.6	$122.4	$115.8
Commercial	231.8	233.5	224.2	216.9	212.4
Home Equity	41.0	41.4	41.6	41.7	42.1
SmartMortgages	114.7	115.3	113.6	110.6	104.0
Total SmartGrowth Loans	$524.6	$524.3	$509.0	$491.6	$474.3
Mortgage Loans (owner occupied conforming)	180.8	179.5	175.4	176.2	169.0
Total Loans	$705.4	$703.8	$684.4	$667.8	$643.3

Linked Quarter Comparison.  Gross loans receivable increased to $705.4 million at March 31, 2014 from $703.8 million at December 31, 2013, an increase of $1.6 million or 0.2%, primarily due to increases in consumer and mortgage loans offset somewhat by decreases in commercial, home equity, and smart mortgages.  SmartGrowth Loans, consisting of commercial loans, home equity loans, SmartMortgage loans, and consumer loans, were $524.6 million, or 74.4% of total loans, at March 31, 2014, compared to $524.3 million, or 74.5%, at December 31, 2013, a three month increase of $0.3 million, or 0.1%.

Commercial loan balances at March 31, 2014 amounted to $231.8 million compared to $233.5 million at December 31, 2013, a three month decrease of $1.7 million, or 0.7%.  Consumer loan balances at March 31, 2014 amounted to $137.1 million compared to $134.1 million at December 31, 2013, a linked quarter increase of $3.0 million, or 2.2%.

One Year Comparison. Gross loans receivable increased to $705.4 million at March 31, 2014 from $643.3 million at March 31, 2013, a twelve-month increase of $62.1 million, or 9.7%.  SmartGrowth Loans increased to $524.6 million at March 31, 2014 from $474.3 million at March 31, 2013, a twelve-month increase of $50.3 million, or 10.6%.

Commercial loan balances at March 31, 2014 amounted to $231.8 million compared to $212.4 million at March 31, 2013, a twelve month increase of $19.4 million, or 9.1%.  Consumer loan balances at March 31, 2014 amounted to $137.1 million, compared to $115.8 million at March 31, 2013, a twelve-month increase of $21.3 million, or 18.4%.

“We made over $38.7 million in loans this quarter,” said Little, “including $29.9 million in SmartGrowth Loans.  The Southwest Louisiana region is a great area with a growing economy and low unemployment.”

Deposits

QUARTERLY COMPARISON (in millions)	Mar ‘14	Dec ‘13	Sep '13	Jun '13	Mar '13
SmartGrowth Deposits
Checking	$269.4	$255.4	$245.4	$252.3	$259.0
Money Market	45.6	44.9	50.7	49.7	52.1
Savings	205.2	199.8	203.0	209.9	210.6
Total SmartGrowth Deposits	$520.2	$500.1	$499.1	$511.9	$521.7
Time Deposits	133.8	148.4	151.7	135.5	138.7
Total Deposits	$654.0	$648.5	$650.8	$647.4	$660.4
Avg. Yield on Deposits	0.39%	0.40%	0.40%	0.41%	0.45%
Avg. Yield on Checking	0.07%	0.07%	0.07%	0.07%	0.10%

Linked Quarter Comparison.  Total deposits increased to $654.0 million at March 31, 2014 from $648.5 million at December 31, 2013, a linked quarter increase of $5.5 million, or 0.9%. The Company’s SmartGrowth Deposit Accounts, consisting of checking accounts, money market accounts, and savings accounts, increased $20.1 million, or 4.0%, to $520.2 million at March 31, 2014, from $500.1 million at December 31, 2013.

Checking account balances at March 31, 2014 increased $14.0 million, or 5.5%, to $269.4 million from $255.4 million at December 31, 2013.

One Year Comparison. Total deposits decreased to $654.0 million at March 31, 2014 from $660.4 million at March 31, 2013, a twelve month decrease of $6.4 million, or 1.00%.  Total SmartGrowth Deposits decreased $1.5 million, or 0.3%, from $521.7 million at March 31, 2013 to $520.2 million at March 31, 2014.

SmartGrowth Deposits amounted to 79.5% of total deposits as of March 31, 2014, compared to 79.0% at March 31, 2013.

Checking account balances have increased 4.0%, or $10.4 million, in the past 12 months from $259.0 million at March 31, 2013 to $269.4 million at March 31, 2014. Checking account balances at March 31, 2014 accounted for 41.2% of total deposits, compared to 39.2% at March 31, 2013.

Teche Holding Company is the parent company of Teche Federal Bank, which operates twenty offices in South Louisiana and serves over 86,000 customers.  Teche is the fourth largest publicly traded bank holding company based in Louisiana with over $864 million in assets. Deposits at Teche Federal Bank are insured up to the legal maximum amount by the Federal Deposit Insurance Corporation (FDIC).  Teche Holding Company’s common stock is traded under the symbol “TSH” on the NYSE MKT.

As previously announced, on January 12, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with IBERIABANK Corporation (“IBKC”), the parent company of IBERIABANK.  Under the Merger Agreement, subject to the receipt of shareholder and regulatory approval and the satisfaction of certain other conditions, the Company will merge with and into IBKC (the “Merger”) after which Teche Federal Bank is expected to merge with and into IBERIABANK. As a result of the Merger, each share of Company common stock will be exchanged for 1.162 shares of IBKC common stock, subject to adjustment as set forth in the Merger Agreement.  The Company will hold a special meeting of shareholders on May 28, 2014 at which shareholders will vote on the Merger Agreement.  All of the requisite regulatory approvals have been received by IBKC.  Subject to the satisfaction of all conditions, the Company and IBKC anticipate that the Merger will close during the second quarter of 2014.

Caution About Forward-Looking Statements

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements usually use words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance.  Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements.  Factors that could cause or contribute to such differences include, but are not limited to, the possibility that expected benefits may not materialize in the time frame expected or at all, or may be more costly to achieve, that the Merger may not be timely completed, if at all, that prior to completion of the Merger or thereafter, IBKC’s and the Company’s respective business may not perform as expected due to transaction-related uncertainties or other factors; that the parties are unable to implement successful integration strategies; that the required regulator, shareholder, or other closing conditions are not satisfied in a timely manner, or at all, reputational risks and the reaction of the parties’ customers to the Merger; diversion of management time to Merger-related issues, and other factors and risk influences contained in the cautionary language included under the headings “Management’s

Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in IBKC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and other documents subsequently filed by IBKC with the SEC and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013, and other documents subsequently filed by the Company with the SEC.  Consequently, no forward-looking statement can be guaranteed.  Neither IBKC nor the Company undertakes any obligation to update or revise any forward-looking statements, whether as a result of all information, future events or otherwise.  For any forward-looking statements made in this press release or any related documents, protection under the safe harbor for forward-looking statements contained in the Private
Securities Litigation Reform Act of 1995 is being claimed.

TECHE HOLDING COMPANY
(Dollars in thousands, except per share data)
New Iberia, LA
Statements of Income
(UNAUDITED)
	THREE MONTHS ENDED
	Mar.	Dec.	Sep.	Jun.	Mar.
Condensed Statements of Income	2014	2013	2013	2013	2013
Interest Income	$9,381	$9,475	$9,463	$9,392	$9,002
Interest Expense	1,505	1,582	1,591	1,630	1,697
Net Interest Income	7,876	7,893	7,872	7,762	7,305
Provision for Loan Losses	-	-	-	-	250
Net Interest Income after
Provision for Loan Losses	7,876	7,893	7,872	7,762	7,055
Non Interest Income	3,770	4,026	4,154	3,904	3,971
Non Interest Expense	9,572	8,450	8,797	8,737	8,705
Income Before Income Taxes	2,074	3,469	3,229	2,929	2,321
Income Taxes	973	1,054	1,082	976	762
Net Income	$1,101	$2,415	$2,147	$1,953	$1,559
Selected Financial Data
Dividends Declared Per Share	$0.38	$0.38	$0.375	$0.37	$0.00
Basic Earnings Per Common Share	$0.52	$1.17	$1.05	$0.96	$0.76
Diluted Earnings Per Common Share	$0.51	$1.15	$1.03	$0.95	$0.75
Annualized Return on Avg. Assets	0.50%	1.11%	1.01%	0.92%	0.74%
Annualized Return on Avg. Equity	4.67%	10.49%	9.63%	8.89%	7.19%
Annualized Return on Avg.
Tangible Equity (1)	4.86%	10.93%	10.05%	9.27%	7.52%
Yield on Interest Earning Assets	4.72%	4.80%	4.91%	4.85%	4.66%
Cost of Interest Bearing Liabilities	0.90%	0.96%	0.97%	1.00%	1.04%
Spread	3.81%	3.85%	3.93%	3.86%	3.62%
Net Interest Margin	3.96%	4.00%	4.08%	4.01%	3.78%
Non-Interest Income/Avg. Assets	1.72%	1.86%	1.96%	1.84%	1.87%
Non-Interest Expense/Avg. Assets	4.38%	3.90%	4.15%	4.11%	4.11%
Quarterly Net Charge-offs/Avg. Loans	0.02%	0.02%	0.02%	0.01%	0.05%
Weighted avg. shares Outstanding
Basic	2,102	2,059	2,036	2,030	2,038
Diluted	2,174	2,098	2,078	2,064	2,066

AVERAGE BALANCE SHEET DATA
Total Assets	$874,842	$867,027	$847,261	$849,265	$847,615
Earning assets	$795,803	$789,228	$771,019	$773,856	$772,248
Loans	$704,196	$695,696	$676,957	$655,058	$641,192
Interest-bearing deposits	$546,363	$548,762	$549,331	$547,249	$538,889
Total deposits	$652,881	$653,539	$646,746	$648,985	$640,504
Total stockholders’ equity	$94,287	$92,067	$89,187	$87,892	$86,682

(1) Eliminates the effect of goodwill and the core deposit intangible assets and the related amortization expense on a tax effected basis. The amount was calculated using the following information.

Average Stockholders’ Equity	$94,287	$92,067	$89,187	$87,892	$86,682
Less average goodwill and other intangible assets,
net of related income taxes	3,651	3,652	3,653	3,655	3,656
Average Tangible Equity	$90,636	$88,415	$85,534	$84,237	$83,026

Net Income	$1,101	$2,415	$2,147	$1,953	$1,559
Plus Amortization of core deposit
intangibles, net of related income taxes	1	1	1	1	1
Net Income, as adjusted	$1,102	$2,416	$2,148	$1,954	$1,560

TECHE HOLDING COMPANY
(Dollars in thousands, except per share data)
New Iberia, LA
Statements of Income
(UNAUDITED)
	FISCAL YEAR TO DATE (SIX MONTHS) ENDED
	Mar.	Mar.
	2014	2013	$Change	%Change
Interest Income	$18,856	$18,573	$283	1.5%
Interest Expense	3,087	3,529	(442)	-12.5%
Net Interest Income	15,769	15,044	725	4.8%
Provision for Loan Losses	-	400	(400)	n/a
Net Interest Income after
Provision for Loan Losses	15,769	14,644	1,125	7.7%
Non Interest Income	7,796	9,783	(1,987)	-20.3%
Non Interest Expense	18,022	17,457	565	3.2%

Income Before Income Taxes	5,543	6,970	(1,427)	-20.5%
Income Taxes	2,027	2,339	(312)	-13.3%
Net Income	$3,516	$4,631	$(1,115)	-24.1%

Selected Financial Data
Dividends Declared Per Share	$0.76	$0.73	$0.03	4.1%
Basic Earnings Per Common Share	$1.69	$2.27	$(0.58)	-25.6%
Diluted Earnings Per Common Share	$1.65	$2.24	$(0.59)	-26.3%
Annualized Return on Avg. Assets	0.81%	1.09%	-0.28%	-25.7%
Annualized Return on Avg. Equity	7.55%	10.68%	-3.13%	-29.3%
Annualized Return on Avg.
Tangible Equity (1)	7.86%	11.16%	-2.64%	-23.7%
Yield on Interest Earning Assets	4.76%	4.79%	-0.03%	-0.6%
Cost of Interest Bearing Liabilities	0.93%	1.08%	-0.15%	-13.9%
Spread	3.83%	3.71%	0.12%	3.2%
Net Interest Margin	3.98%	3.88%	0.10%	2.6%
Non-Interest Income/Avg. Assets	1.79%	2.30%	-0.51%	-22.2%
Non-Interest Expense/Avg. Assets	4.14%	4.11%	0.03%	0.7%
Net Charge-offs/Avg. Loans	0.04%	0.13%	-0.09%	-69.2%
Weighted avg. shares Outstanding
Basic	2,081	2,039	42	2.1%
Diluted	2,136	2,065	71	3.4%

AVERAGE BALANCE SHEET DATA
Total Assets	$870,882	$849,384	$21,498	2.5%
Earning assets	$792,782	$775,458	$17,324	2.2%
Loans	$699,899	$654,336	$45,563	7.0%
Interest-bearing deposits	$547,572	$533,117	$14,455	2.7%
Total deposits	$653,210	$632,001	$21,209	3.4%
Total stockholders’ equity	$93,155	$86,694	$6,461	7.5%

(1) Eliminates the effect of goodwill and the core deposit intangible assets and the related amortization expense on a tax effected basis. The amount was calculated using the following information.

Average Stockholders’ Equity	$93,155	$86,694	$6,461	7.5%
Less average goodwill and other intangible assets,
net of related income taxes	3,651	3,658	(7)	-0.2%
Average Tangible Equity	89,504	83,036	6,468	7.8%

Net Income	3,516	4,631	(1,115)	-24.1%
Plus Amortization of core deposit
intangibles, net of related income taxes	1	2	(1)	-50.0%
Net Income, as adjusted	$3,517	$4,633	$(1,116)	-24.1%

TECHE HOLDING COMPANY
(Dollars in thousands, except per share data)
New Iberia, LA
Balance Sheet
(UNAUDITED)

	Mar. 2014	Dec. 2013	Sep. 2013	Jun. 2013	Mar. 2013
SmartGrowth Loans
Consumer	$137,133	$134,090	$129,571	$122,379	$115,803
Commercial	231,845	233,459	224,217	216,887	212,359
Home Equity	41,013	41,451	41,628	41,737	42,107
SmartMortgage Loans	114,680	115,261	113,561	110,586	104,040
Total SmartGrowth Loans	524,671	524,261	508,977	491,589	474,309
Mortgage Loans (owner occupied conforming)	180,767	179,524	175,426	176,188	168,989
	705,438	703,785	684,403	667,777	643,298
Allowance for Loan Losses	(7,562)	(7,709)	(7,868)	(8,038)	(8,135)
Loans Receivable, Net	697,876	696,076	676,535	659,739	635,163

Cash and Securities	102,830	116,809	116,511	116,709	162,262
Goodwill and Other Intangibles	3,651	3,652	3,653	3,654	3,656
Foreclosed Real Estate	372	467	741	950	639
Other	59,012	59,719	59,224	58,769	58,609
TOTAL ASSETS	$863,741	$876,723	$856,664	$839,821	$860,329

SmartGrowth Deposits
Checking	$269,371	$255,347	$245,392	$252,278	$259,014
Money Market	45,589	44,902	50,652	49,768	52,077
Savings	205,244	199,833	203,010	209,896	210,636
Total Smart Growth Deposits	520,204	500,082	499,054	511,942	521,727
Time Deposits	133,836	148,393	151,737	135,490	138,728
Total Deposits	654,040	648,475	650,791	647,432	660,455

FHLB Advances	108,634	129,123	108,997	98,757	107,903
Other Liabilities	7,967	7,388	7,815	6,971	5,340
Stockholders’ Equity	93,100	91,737	89,061	86,661	86,631
TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$863,741	$876,723	$856,664	$839,821	$860,329

Ratio of Equity to Assets	10.78%	10.46%	10.40%	10.32%	10.07%
Tangible Equity Ratio	10.40%	10.09%	10.01%	9.92%	9.69%
Total Risk-Based Capital Ratio	14.75%	14.34%	14.31%	14.31%	14.38%
Book Value per Common Share	$44.12	$44.04	$43.47	$42.82	$42.40
Tangible Book Value Per Common Share (1)	$42.39	$42.29	$41.68	$41.06	$40.62
Shares Outstanding (in thousands) – End of Period	2,110	2,082	2,049	2,024	2,043
Unexercised Options Outstanding	173	204	231	253	275
Non-performing Assets/Total Assets	0.43%	0.44%	0.39%	0.72%	0.68%
ALLL/Loans	1.07%	1.10%	1.15%	1.20%	1.26%
ALLL/NPLs	228.79	229.00%	307.34%	158.84%	158.54%

(1) Eliminates the effect of goodwill and the core deposit intangible assets and the related amortization expense on a tax affected basis. The amount was calculated using the following information.

Stockholders’ Equity	$93,100	$91,737	$89,061	$86,661	$86,631
Less goodwill and other Intangible
assets, net of related income taxes	(3,651)	(3,652)	(3,651)	(3,651)	(3,654)
Tangible Stockholders’ Equity	$89,449	$88,085	$85,410	$83,010	$82,977

Total Assets	$863,741	$876,723	$856,664	$839,821	$860,329
Less goodwill and other Intangible
assets, net of related income taxes	(3,651)	(3,652)	(3,651)	(3,651)	(3,654)
Total Tangible Assets	$860,090	$873,071	$853,013	$836,170	$856,675